Exhibit 10.46

AMENDMENT TO EMPLOYMENT AGREEMENT OF CAROL LINN GOULD

This (“Amendment”) is dated April 15, 2019, (“Effective Date”) to the Employment Agreement dated as of October 22, 2015 and amended as of August 30, 2016 (“Amendment”), by and between LM Funding America, Inc., Delaware incorporated corporation (the “Company”), and Carollinn Gould (“Executive”).

WHEREAS: On August 30, 2016, Executive and Company agreed to reduce Executive’s cash Salary compensation by an amount equal to 30% of the original agreed upon amount pro-rata, commencing on the effective date of the Amendment and continuing thereafter for the duration of the term of the original Employment Agreement at the request of the Board of Directors. This reduction is in connection with cost saving measures and a general reduction of salaries to the Company’s senior management; and

WHEREAS:  Such reduction has remained in place from the date of the Amendment and the end of the original Employment Agreement and through the Effective Date

NOW THEREFORE: Section 3(a) of the Employment Agreement, titled, “Compensation” is hereby deleted in its entirety and hereby substituted with the following, to read:

(a) Commencing April 15, 2019, the Company agrees to pay to Executive a salary in cash (the “Salary”), as compensation for the services to be performed by Executive, at the rate of $150,000 per calendar year, paid in accordance with the Company’s customary payroll procedures and subject to applicable withholding.  Upon completion of the initial public offering, Executive shall be eligible for a bonus as determined by the Board.  Based on Executive’s performance, Executive will receive a merit increase for calendar year 2016, effective January 1, 2016, in an amount to be determined by the Board in its sole discretion.  During the Term, the Board shall have the right to increase, but not decrease, the Salary, except the Board may decrease the Salary in connection with a base salary decrease that is generally applicable to all members of the Company’s senior management.  Without limiting the generality of the foregoing, Executive will be eligible for additional annual salary merit increases during the Term beginning in 2016 based on the evaluation of Executive’s performance as determined by the Board in its sole discretion.  Executive’s salary as in effect from time to time shall constitute the “Salary” for purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

LM FUNDING AMERICA, INC.

By:/s/ Richard Russell

      Richard Russell, Chief Financial Officer

EXECUTIVE

/s/ Carol L Gould

Carol L. Gould